Exhibit 23.1

April 30, 2004

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated April 23, 2004 relating to Wells Fargo & Company Principal Protected Minimum Return Notes Linked to the Dow Jones Industrial AverageSM due May 5, 2011 and the Prospectus Supplement dated April 26, 2004 relating to Wells Fargo & Company Notes Linked to the Common Stock of Station Casinos, Inc. due April 29, 2014 (each, a Prospectus Supplement), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “United States Federal Income Tax Consequences” in each Prospectus Supplement.

Very truly yours,

/s/ Faegre & Benson LLP
FAEGRE & BENSON LLP